Filed pursuant to Rule 433 Registration No. 333-227001 ROYAL BANK OF CANADA MEDIUM-TERM NOTES, SERIES H $300,000,000 SENIOR FLOATING RATE NOTES, DUE JANUARY 20, 2026 FINAL TERM SHEET DATED JANUARY 13, 2021 Terms and Conditions Issuer: Royal Bank of Canada Ti tle of the Series: Senior Float ing Rate Notes, due January 20, 2026 (the “ Notes”) Expected Ratings1: A2 / A / AA (Moody’s, St able / S&P , St able / Fit ch, Negat ive) Principal Amount: $300,000,000 Issue Price: 100.000% Trade Date: January 13, 2021 Settlement Date (T+3) 2: January 19, 2021 Maturi ty Date: January 20, 2026 Minimum Denomination: $2,000 and mult iples of $1,000 Interest Rate: Base Rate plus 52.5 bps payable and reset quarterly Base Rate: USD Compounded SOFR Index Fees: 0.250% Interest Payment Dates: Quarterly on the 20th of each January, April, July, and October, beginning April 20, 2021 Payment Convention: Modified following business day convent ion, adjusted Interest Payment Determination Date: The date two U.S. Government Securit ies Business Days before each Interest Payment Date, or the Set t lement Date, in the case of the init ial Interest Period (as defined below). 1 A credit rating is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. 2 Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle no later than two business days after the trade date, unless the parties to such trade expressly agree otherwise at the time of the trade. Accordingly, purchasers who wish to trade on any date more than two business days prior to delivery of the Notes will be required, by virtue of the fact that the Notes initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement. Interest Period: Each quarterly period from, and including, an Interest Payment Date (or, in the case of the first Interest Period, January 19, 2021) to, but excluding, the next Interest Payment Date (or, in the case of the final Interest Period, the Maturity Date). Observation Period: In respect of each Interest Period, the period from, and including, the date two U.S. Government Securit ies Business Days preceding the first date in such Interest Period to, but excluding, the date two U.S. Government Securit ies Business Days preceding the Interest Payment Date for such Interest Period. Business Days: Any weekday that is a U.S. Government Securit ies Business Day and is not a legal holiday in New York or Toronto and is not a date on which banking inst itut ions in those cit ies are authorized or required by law or regulat ion to be closed. U.S. Government Securities Business Day: Any day except for a Saturday, a Sunday or a day on which the Securit ies Indust ry and Financial Markets Associat ion recommends that the fixed income departments of its members be closed for the ent ire day for purposes of t rading in U.S. government securit ies. Day Count Fraction: Actual / 360 Listing: None Optional Redemption: None Canadian Bail-in Powers Acknowledgment: The Notes are subject to bail-in conversion under the Canadian bail-in regime. CUSIP / ISIN: 78016EZP5 / US78016EZP59 Lead Managers and Joint Book Runners: RBC Capital Markets, LLC BofA Securit ies, Inc. Wells Fargo Securit ies, LLC Santander Investment Securit ies Inc. SG Americas Securit ies, LLC Co-Managers: ANZ Securit ies, Inc. BNY Mellon Capital Markets, LLC Capital One Securit ies, Inc. Comerica Securit ies, Inc. Commonwealth Bank of Aust ralia DBS Bank Ltd. Desjardins Securit ies Inc. Fifth Third Securit ies, Inc. Hunt ington Securit ies, Inc. KeyBanc Capital Markets Inc. nabSecurit ies, LLC Nat ional Bank of Canada Financial Inc. Rabo Securit ies USA, Inc. Regions Securit ies LLC SMBC Nikko Securit ies America, Inc. Standard Chartered Bank Westpac Capital Markets LLC Academy Securit ies, Inc. R. Seelaus & Co., LLC Roberts & Ryan Investments, Inc. Siebert Williams Shank & Co., LLC Royal Bank of Canada (the “Issuer”) has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead managers will arrange to s end you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting RBC Capital Markets, LLC toll free at 1-866-375-6829, BofA Securities, Inc. toll free at 1-800-294-1322, Wells Fargo Securities, LLC toll free at 1-800-645-3751, Santander Investment Securities Inc. toll free at 1-855-403-3636, or SG Americas Securities, LLC toll free at 1-855-881-2108.